Exhibit 10.31
                               [Letterhead & Logo]
                             ANDERSEN WINDOWS, INC.

December 1994


Morgan Distribution
12100 Heath Street
Birch Run, MI  48415

TO:  Andersen Distributor

RE:  Andersen Windows, Inc.  Distributor Agreement

Your Andersen Regional Sales Manager will be delivering to you with this letter two copies of the new Andersen Windows, Inc. Distributor Agreement for your distributor location. We ask that you review and complete this Agreement, sign both copies, and return them to Tim Gunderson, Manager, Channel Planning & Analysis. The Agreement will become effective when we sign it in Bayport after review. We will then send you a copy signed by us.

The new Distributor Agreement replaces the Terms and Conditions agreement that Andersen has entered into with many distributors. Andersen believes that the Distributor Agreement contains many improvements as compared with the Terms and Conditions agreement. We anticipate that all distributor locations will enter into the new Distributor Agreement with Andersen.

As you review the Distributor Agreement, please be aware of the following:

     1. The name used for your business in the opening paragraph of the Agreement and on the signature page should be the legal name under which your business is incorporated and operated at the location referred to in the Distributor Agreement. Please enter the state of your incorporation in the blank in that opening paragraph. If your business is not a corporation, please contact your Andersen Regional Sales Manager.

     2. Section 6 of the Agreement addresses competitive products. Over the longer term, Andersen's aggressive sales goals will provide you with significant growth opportunities. One of our longer-term goals is distributors dedicated to Andersen products without reservation.
          While Andersen considers any other window or patio door to be competitive, the second sentence of Section 6 only addresses major competitor's products. Major competitor's products include: products that fill a substantial number of openings that would be otherwise filled by Andersen products or that divert substantial energy and resources from your promotion of Andersen products. We also ask that you inform us if you are considering the addition of any other manufacturer's windows and patio doors.

     3. Section 15 of the Agreement requests a copy of your current Articles of Incorporation, as amended, and a copy of a resolution of your Board of Directors authorizing you to enter into the new Distributor Agreement. If it is inconvenient for you to provide these documents to us, please review this with your Andersen Regional Sales Manager.

     4. Section 23 of the Agreement provides that the entire legally binding agreement between you and us is the Distributor Agreement and written Andersen policies provided generally to Andersen distributors. The following are the only written Andersen policies in this category which, along with the Distributor Agreement, constitute the entire legally binding agreement between you and us at this time:

          a.   Andersen Windows, Inc. Sales Policy of September, 1994.

          b.   Andersen WindowCare [SM] Service Policy dated May, 1994.

          c. Andersen Distributor Bulletin SM-793 dated November 19, 1993 including Appendices A (as currently in effect), B and C.

          d. The Andersen Advertising and Sales Promotion Policy as revised April, 1993.

Your Andersen Regional Sales Manager will be providing you a copy of the September 1994 Sales Policy and Distributor Bulletin SM-793 with current Appendix A when he delivers the Distributor Agreement to you. If you have any questions concerning the Agreement, please raise them with your Andersen Regional Sales Manager.

Very truly yours,

ANDERSEN WINDOWS, INC.



Tim Gunderson
Manager, Channel Planning & Analysis

                             ANDERSEN WINDOWS, INC.

                              DISTRIBUTOR AGREEMENT

Andersen Windows, Inc. ("We," "Us," "Our," "Andersen") welcomes Morgan Distribution, a (an)_________________________ corporation, ("You," "Your") as a distributor for us. We agree to sell products to you as an authorized Andersen distributor at your warehouse located at:

                 12100 Heath Street
                 Birch Run, MI 48415

1. Andersen Policies. Your rights and obligations as an Andersen distributor are contained in this Agreement, the Andersen Sales Policy and Distributor Bulletin SM-793, and any other written Andersen policies provided generally to you and other Andersen distributors.

2. Your Name. In your business as an Andersen distributor you will use the name Morgan Distribution. You may not use a name containing "Andersen."

3. Inventory. You agree to maintain an inventory representative of Andersen products at a level we both believe is adequate for vigorous growth and maintenance of customer service.

4. Primary Market Area. You agree to vigorously promote the sale of Andersen products throughout your Market Area (shown in Distributor Bulletin SM-793).

5. Goals. We will agree with you on goals for your sales and participation in the window and patio door business in your Primary Market Area. Together we periodically will review your progress in reaching these goals.

6. Other Products. We believe it is not in the best interests of Andersen distribution for you to devote significant effort or resources to promoting or selling other brands of window or patio door products. While you are an Andersen distributor, you will not promote or sell another major window or patio door manufacturer's products at your above location. Also, you will advise us before you make any decision to begin promoting or selling window or patio door products of any other manufacturer at your above location.

7. Sales, Service and Promotion. You will vigorously promote, sell and provide service to those existing and potential retailers of our products throughout your Primary Market Area which do or will actively promote, sell and support our products. You may refuse to sell to a retailer whose financial condition creates an unsatisfactory risk to your business.

8.   Andersen Components.   Whenever an Andersen component is available  for use
     with Andersen products, you will actively promote its availability to your customers.

9.   Staffing.   You  agree  to employ  adequate (a)  sales staff  to vigorously promote the sale of Andersen products to retailers, consumers and contractors and (b) architectural/builder specialty representatives to vigorously promote Andersen products to architects, engineers and other building professionals.

10. Prices; Shipments. The prices, payment terms and discounts that apply to your purchases of products from us will be those in our price schedule and distributor discount sheet which are in effect on the date of each shipment by us to you. We can change our prices, terms and discounts at our discretion without giving you prior notice. The volume, schedule for and destination of each of our shipments to or for you will be as we state from time to time in writing to you as expressly applicable to your above location and can be changed by us at our discretion. We can allocate production and deliveries of our products at our discretion.

11. Order Acceptance; Credit. Orders from you will be accepted by us only by shipment. We can reject orders at any time, without cause.

     We can decide at any time at our discretion, regardless of any security you may have given us, that your financial condition is not adequate for us to make additional sales or shipments to you on the credit terms then available to you. We can then cease accepting orders from you and withhold or stop shipments for orders we already have accepted from you. We will not resume shipments to you until you have satisfactorily improved your financial condition and provided us such mortgages, security interests, guarantees or other security for payment that we in our discretion request to assure your payment of amounts you then and will in the future owe us.

     Before we accept any orders from you as an Andersen distributor, you will furnish us the following instruments to secure your obligation to pay for your purchases from us:

     Without limiting our rights to reject orders or withhold shipments from you, we can do so if you are past due on any unpaid invoice or are failing to take any cash discount we make available for prompt payment. We can refuse credit or remove, reduce or place conditions upon any credit limit we establish for you at any time at our discretion without giving you prior notice.

12. Nonagent. You are not an agent or other legal representative of us for any purpose. You are not granted any authority to assume or create any obligation on our behalf. This Agreement does not create a legal partnership, joint venture, franchise or similar arrangement between you and us, and you waive the application of any laws concerning such arrangements.

13.  Termination.  You and we have the following termination rights:

     A. Either you or we can terminate this Agreement and you as an Andersen distributor at the above location at any time without cause by giving the other party at least 60 calendar days' prior notice.

     B. Either you or we can immediately terminate this Agreement and you as an Andersen distributor at the above location for cause by giving the other party notice.

     C. We can immediately terminate this Agreement and you as an Andersen distributor at the above location by giving you notice if there is a change in the ownership or in the direct or indirect control of you or your business.

     D. This Agreement and your position as an Andersen distributor will terminate automatically if you file or have filed against you a petition for your bankruptcy, become insolvent, make an assignment for the benefit of creditors, or go into liquidation or receivership.

     Termination of this Agreement and you as an Andersen distributor will not release your obligation to pay all amounts you owe us. Neither you nor we will be liable to the other party for any loss, recoupment or damage, whether actual, indirect, incidental, consequential, special, punitive or otherwise, on any contract, warranty, tort, negligence, strict liability, antitrust, RICO or any other legal basis, for or related to any termination of this Agreement and you as an Andersen distributor as permitted by this Agreement.

14. Confidential Information. You will use any of our confidential or proprietary information which you receive only for the purpose of your performing as our distributor, and you will keep the information confidential except as necessary for that purpose. Upon any termination of you as our distributor you will cease using our confidential or proprietary information and will promptly return to us any such information in your possession or control.

     Our confidential or proprietary information is any nonpublic information concerning us including information relating to our research, product development, manufacturing, sales, marketing, administration and finances. This information is confidential or proprietary information regardless of its form, e.g. oral, written, electronic, or other, and whether or not it is labeled as "confidential." Our confidential or proprietary information includes our information and that of our affiliates and third parties concerning or relating to us.

15.  Authority.   You will deliver  to us the  following documents  along with a copy of this Agreement signed by you:

     A. A copy of your Articles of Incorporation certified by your Secretary of State; and

     B. A copy of the resolution of your Board of Directors, certified by your Secretary, authorizing you to sign and perform this Agreement.

16. Financial Statements. While you are our distributor and we are making credit terms available to you or you have an unpaid balance owing us, you will furnish to us as soon as available your year-end financial statements, which will fairly represent your financial position, your results of operations and your cash flows in conformity with generally accepted accounting principles. As part of our credit review process, we may request other financial statements from time to time, which you agree to provide. Failure to prepare and provide any financial statements will affect any credit determination made by us under Section 11 of this Agreement.

17. Governing Law. This Agreement, and any controversy or claim or cause of action concerning your being our distributor, are governed by the laws of the State of Minnesota (without regard to the laws of conflict of any jurisdiction) as to all matters, including validity, interpretation, liability, litigation and remedies.

18. Severability. Each provision of this Agreement will be interpreted so as to be valid under applicable law. If any provision of this Agreement is found invalid, the provision will be ineffective without invalidating the remainder of that provision or any other provisions of this Agreement.

19. Mediation. If a controversy or claim arises between you and us concerning this Agreement or your being our distributor, you and we will meet together in an effort to resolve the controversy or claim. If you and we are unable to do so, the dispute will be submitted to nonbinding mediation administered by the American Arbitration Association under its Commercial Mediation Rules.

     Either you or we may initiate the mediation by filing a request for mediation with the Association. No legal action may be commenced in court by either you or us relating to the controversy or claim until 45 calendar days after the filing with the Association of the request for mediation. The running of any applicable statute of limitations is not affected by this Section.

     This Section 19 does not apply to any claim or action by us asserting nonpayment by you for Andersen products or services and will be of no effect if the Association ceases to exist or to administer mediation. This Section also does not apply to any claim or action by us against you concerning our rights in our confidential or proprietary information, in our patents, copyrights or trademarks, or in those of our affiliates.

20. Litigation. You consent to the personal jurisdiction of the state and federal courts in Minnesota in connection with any controversy, claim or cause of action between you and us, on any contract, warranty, tort, negligence, strict liability, antitrust, RICO or any other legal basis, concerning this Agreement or your being a distributor for us. You waive any argument that venue in such courts is not convenient.

     Any action or proceeding by us in connection with such controversy, claim or cause of action may be brought and enforced against you in such Minnesota courts. Further, any action or proceeding brought by you against us in connection with such controversy, claim or cause of action will be brought and enforced by you only in a state or federal court in Minnesota.

     This Section 20 does not prevent us from bringing any action or proceeding against you or your property in the courts of any other jurisdictions asserting or relating to nonpayment by you for Andersen products or services. This Section also does not apply to any claim or action by us against you concerning our rights in our confidential or proprietary information, in our patents, copyrights or trademarks, or in those of our affiliates.

21. Expenses. The expenses of the American Arbitration Association and mediator referred to in Section 19 will be shared equally by you and us. If we assert a claim for relief, including a counterclaim, in litigation in court against you in connection with any controversy, claim or cause of action concerning this Agreement or your being our distributor and we do not prevail on that claim for relief, we will reimburse you for all reasonable costs, expenses and fees, including attorneys' fees, you incurred in the litigation in defending against our claim for relief.

     If you assert a claim for relief, including a counterclaim, in litigation in court against us in connection with any controversy, claim or cause of action concerning this Agreement or your being our distributor and you do not prevail on that claim for relief, you will reimburse us for all reasonable costs, expenses and fees, including attorneys' fees, we incurred in the litigation in defending against your claim for relief.

     A party prevailing as to any claim for relief, including a counterclaim, asserted by that party shall bear its own fees, costs and expenses except as otherwise provided by law.

22. DAMAGES LIMITATION. DAMAGES SOUGHT BY EITHER PARTY AGAINST THE OTHER PARTY IN CONNECTION WITH ANY CONTROVERSY, CLAIM OR CAUSE OF ACTION CONCERNING THIS AGREEMENT OR YOUR BEING OUR DISTRIBUTOR, WHETHER BASED ON CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, ANTITRUST, RICO OR OTHERWISE, SHALL BE LIMITED TO DIRECT DAMAGES. FURTHER, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, AND NEITHER PARTY WILL SEEK TO RECOVER OR ENFORCE A JUDGMENT AGAINST THE OTHER PARTY, FOR:

     A. INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES RELATING TO LOSS OF INVESTMENT, INDEBTEDNESS, LOSS OF FINANCING, LOSS OF SALES OR PROFITS, OR BUSINESS INTERRUPTION, DISCONTINUANCE OR TERMINATION, OR

     B.   PUNITIVE, TREBLE OR OTHER DAMAGES IN EXCESS OF DIRECT DAMAGES,

     WHETHER THE UNDERLYING CONTROVERSY, CLAIM OR CAUSE OF ACTION IS BASED ON CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY, ANTITRUST, RICO OR OTHERWISE, AND EACH PARTY WAIVES ANY CLAIM AGAINST THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL AND SPECIAL DAMAGES AND FOR PUNITIVE, TREBLE OR OTHER DAMAGES IN EXCESS OF DIRECT DAMAGES.

     THIS SECTION 22 DOES NOT APPLY TO ANY CLAIM OR ACTION BY US AGAINST YOU CONCERNING OUR RIGHTS IN OUR CONFIDENTIAL OR PROPRIETARY INFORMATION, IN OUR PATENTS, COPYRIGHTS OR TRADEMARKS, OR IN THOSE OF OUR AFFILIATES.

23. Entire Agreement; Amendment. This Agreement, the Andersen Sales Policy and Distributor Bulletin SM-793, and any other written Andersen policies provided generally to you and other Andersen distributors, as they may be changed or adopted from time to time, constitute the entire legally binding agreement between you and us concerning your being a distributor for us and the rights and obligations of you and us concerning your Andersen distributorship. All prior and contemporaneous agreements and discussions between you and us, whether oral or written, are superseded by this Agreement and are null and void. If there is any conflict between this Agreement and any of our current or subsequent written policies, this Agreement will govern.

     This Agreement can only be amended by a statement in writing signed by you and us. We can change the Andersen Sales Policy, Distributor Bulletin SM-793 and our other written policies and adopt new policies from time to time in our discretion without your consent and without giving you prior notice.

24. Assignment. You cannot assign or delegate any of your rights or obligations under this Agreement voluntarily, involuntarily or by operation of law without our prior written consent. We can assign or delegate any of our rights or obligations only to our affiliates.

25. Notices. All notices and consents required to be given by this Agreement will be given in writing by telecopier, by personal delivery, or by United States registered or certified mail, postage prepaid, return receipt requested, to the parties at these addresses:

          WE:           Andersen Windows, Inc.
                        551 North Maine Street
                        Bayport, Minnesota 55003

                        Attention: President
                        Telecopier:  (612) 430-5107

          YOU:          ___________________________
                        ___________________________
                        ___________________________

                        Attention: ________________
                        Telecopier:________________

or to another address which a party designates by notice to the other party. All notices will be effective upon delivery to the designated address.

26. Waiver. No failure or delay by either you or us to assert any right or remedy under this Agreement will be a waiver of that right or remedy if the circumstances giving rise to the right or remedy continue or are repeated. No waiver shall be effective unless given in writing.

27. Survival. Sections 12 through 14 inclusive, 17 through 23 inclusive, and 26 of this Agreement shall survive any termination of this Agreement or your ceasing to be our distributor and will remain in full force and effect thereafter.

Please show your agreement with the above provisions by signing this Agreement and returning it to us.



Agreed:


Morgan Distribution
______________________
(DISTRIBUTOR NAME)

BY ____________________________
      (OFFICER'S SIGNATURE)

NAME __________________________
      (Print or Type)

TITLE ________________________

Accepted at Bayport, Minnesota and
entered into on _____________, 19 ___.

ANDERSEN WINDOWS, INC.

BY _________________________________

     President





                                  SALES POLICY








                                 [Logo Andersen

                             Windows - Patio Doors]

                                 September 1994






Andersen Windows, Inc.                                        Bayport, Minnesota



                              ANDERSEN SALES POLICY

I.   GENERAL STATEMENT

Andersen Windows, Inc. (Andersen) distributes its products through wholesale window distributors. Adequate distribution is the governing factor in Andersen's determining the number of distributor warehouses needed to serve a given area. It is the practice of Andersen to seek distributors in such a number that will maintain a vigorous distribution business for all concerned.

Each Andersen distributor has been determined by Andersen to have the unique qualifications necessary to adequately promote and sell its products. When the ownership of a distributor is to be changed, it is necessary for Andersen to determine whether the new party can and will adequately represent Andersen. Therefore, the Andersen Distributor Agreement provides that Andersen has the right, without incurring any liability to any distributor, to terminate Andersen's relationship with the distributor in the event that there is a change in the ownership or in the direct or indirect control of the distributor or its business.

If a distributor plans a change in ownership or in the direct or indirect control of the distributor and the new owner or controlling parties wishes to continue as an Andersen distributor, the existing distributor and the proposed new owner or controlling parties should each notify Andersen in writing at least 60 days before the proposed change. This written notice should describe the proposed change in ownership or control and should request that, following the change, the distributor be permitted to continue as an Andersen distributor. If the new ownership or control of the distributor is acceptable to Andersen, Andersen will expect that the distributor, at the time of the change in ownership or control, remains or becomes bound to a Distributor Agreement with Andersen.

Andersen maintains a consistent price policy in selling to its distributor customers, adhering to its published price lists and discounts. Andersen Corporation's reputation of fairness to all customers in the distribution channels has been established over many years of the company's existence and all Andersen personnel are committed to it.


II.  DIRECT FACTORY SHIPMENTS

Andersen will ship products to the distributor's warehouse or to the business location of the distributor's customers, as provided in Distributor Bulletin SM-793. Andersen will not divert shipments.




III. THE ANDERSEN SALES REPRESENTATIVE'S TERRITORY

     A.   The Andersen  sales representative's territory will  be established by
          Andersen  management.   The  Andersen sales  representative  will make
          calls and service the Andersen distributors in that territory.

     B. The Andersen sales representative will make calls in his territory with distributor sales representatives for introduction of new products, training in new selling techniques and training of distributor's retail customers. Travel by an Andersen sales representative into another Andersen sales representative's territory is not encouraged and should be done only when absolutely necessary.

     C.   The  Andersen  sales   representative  will  conduct  meetings  for  a
          distributor's retail customer in another Andersen representative's territory when practical and if requested to do so, but will invite the Andersen representative assigned to the other territory to attend and participate in these meetings.

     D. The Andersen sales representative servicing a distributor is the representative from whom the distributor should seek sales help and solutions to problems.

IV. ANDERSEN WILL PROVIDE THE FOLLOWING FOR ITS DISTRIBUTORS:

     A.   Administration of Sales Policy

            1. The Andersen sales representative, with the regional sales manager, is responsible for the interpretation and administration of the Andersen Sales Policy and other Andersen policies.

     B.     Sales Promotion Assistance

            1. Andersen's promotional program is stated in the Andersen Advertising and Sales Promotion Policy. Each Andersen distributor, Andersen sales representative and regional sales manager has a copy of the Andersen Advertising and Sales Promotion Policy.

            2. Andersen sales representatives will give adequate sales promotion and selling time to all distributors but this should be on a proportionally equal basis, based upon each distributor's volume of sales and promotional activities. The allocation of time spent with each distributor is the responsibility of the Andersen sales representative.



            3.   Workshops

                 a. The Andersen sales representative will conduct workshops for distributor personnel as needed.

                 b.  Consistent with Distributor  Bulletin SM-793, the  Andersen
                     sales   representative   will   assist    distributors   in
                     conducting dealer workshops as these are arranged.

            4.   Meetings

                 a. It is Andersen's recommendation that only Andersen products be presented at promotional meetings. With the expanded lines of Andersen products now available, an effective presentation is not possible if other products are shown.

                 b.  Consistent with  Distributor Bulletin SM-793, Andersen will
                     conduct  meetings   for  a   distributor  and   its  retail
                     customers.

            5.   Service (repair) of Andersen products

                 a. The Andersen WindowCare [SM] service Policy is followed in performing service work by Andersen sales representatives and service representatives. Each Andersen distributor, regional sales manager, Andersen sales representative and service representative has a copy of the Andersen WindowCare [SM] Service Policy.

                 b. Andersen will assist in training the Set-Up Department of the distributor and distributor's retail customers and in the training of distributor's service employees. This work will be done by the Andersen sales representative and service representative.

V.   ANDERSEN  EXPECTS THE DISTRIBUTOR  TO PROVIDE THE FOLLOWING  AS AN ANDERSEN
     DISTRIBUTOR:

     A. The distributor's obligation for handling and promoting Andersen products:

            1. Andersen expects the distributor to vigorously promote and sell the available Andersen products that meet the building needs of the distributor's primary market area as specified in Distributor Bulletin SM-793.

            2. To maintain a strong market position by selling inventories of Andersen products to distributors' customers which do or will actively promote, sell and support Andersen products.

            3. To provide vigorous sales and sales promotion coverage to all market factors, including promotion to architects, engineers and other building professionals.

     B. Cooperate with Andersen in providing distributor personnel for training in selling and promotion techniques.

     C.     Sales promotion activities

            1. Provide manpower at distributor meetings and promotional shows, set up displays, furnish promotional material, participate in presentations, etc. with the assistance of Andersen sales representative. Provide transportation for these promotional materials.

            2. The distributor is expected to offer promotional programs for retail customers in order to encourage and promote sales of Andersen products.

     D.     Catalogs

            To publish an assembled Andersen product catalog for its customers.

     E.     Service (setting up) of Andersen Products

            All Andersen products should be set up by the distributor or the distributor's retail customers according to the instruction sheets and assembly manuals furnished by Andersen.

     F.     Service (scheduled delivery) of Andersen Products

            Strive to give delivery within one week or provide whatever level of more rapid service is necessary to meet competitive practices.

     G.     Service (repair) of Andersen Products
            Assist Andersen in providing repair service of Andersen products in line with the current published Andersen WindowCare [SM] Service Policy.

It is not possible to anticipate all specific situations which might arise that would relate to this Sales Policy. Situations not covered should be discussed with the Andersen sales representative. The solving of problems arising from distributor-retailer relationships is the responsibility of each Andersen distributor.

Andersen retains the right to change or modify this Sales Policy and other Andersen policies from time to time in its discretion.

Andersen Windows, Inc.
Bayport, Minnesota
September, 1994

ANDERSEN
DISTRIBUTOR BULLETIN
                                                               November 19, 1993
BULLETIN NO.:        SM-793

SUBJECT:             Primary Market Area Policy

EFFECTIVE:       July 1, 1994


Effective July 1, 1994 this Bulletin replaces Distributor Bulletin No. SM-186 (except for 4., below, the change in which is effective January 1, 1994). This Bulletin also qualifies the Andersen Windows, Inc. Sales Policy to the extent the Sales Policy is inconsistent with the Bulletin. Andersen Windows, Inc. (Andersen) hereby informs each of its distributors of the following policies which have been adopted by Andersen:

1. Except as set forth in 1.a. and 1.b. below, Andersen will not make direct shipments for a distributor to any location outside that distributor's primary market area as determined from time to time by Andersen. (See 3., below and Appendix A to this Bulletin)

     a. Effective July 1, 1994 Andersen will make direct shipments for a distributor to a retailer's redistribution center located within or outside that distributor's primary market area, provided (i) that the retailer has an outlet located within that distributor's primary market area and (ii) that annually the amount of the direct shipments to the redistribution center for that distributor substantially corresponds to or is less than the amount of Andersen products the retailer ships back to outlets within the distributor's primary market area.

            If the amount of Andersen products cannot be identified specifically, Andersen will estimate volume based on the number of retail sales outlets within a distributor's Primary Market Area. For the time period of July 1, 1994 through December 31, 1994 Andersen will estimate historical volume on the basis of sales from July 1, 1993 through December 31, 1993. Effective January 1, 1995, Andersen will estimate volume on the basis of sales during the prior calendar year.

            Andersen defines a redistribution center as a central warehouse operated by a retailer at which the retailer receives shipments to be redistributed by the retailer to other locations where the retailer maintains sales outlets. In addition, to qualify as a redistribution center for purposes of this Bulletin:

            (1) the retailer must operate forty or more retail sales outlets in at least eight or more states; and

            (2) the retailer must have received at least $4 million (Andersen's price to distributor) of Andersen products in direct van shipments to the redistribution center in 1993.

     b. Upon request from a distributor Andersen may make direct shipments for the distributor to a location outside the distributor's primary market area if Andersen determines that the circumstances justify the shipments.

     c. Andersen will not authorize customer pick-up at Andersen's Bayport, Minnesota facility for a customer of the distributor located outside that distributor's primary market area; and

     d. Andersen will not authorize reconsignment of a car or van shipment to any location outside that distributor's primary market area.

2. The following will apply with respect to any distributor location upon Andersen's determining, based on information deemed sufficient by Andersen, that at any time on or after July 1, 1994 that location has made a sale from its warehouse to customers located outside its primary market area:

     a. For a period of ninety (90) days after Andersen has determined that a distributor location has made a sale outside its primary market area, Andersen will apply a discount reduction to each invoice sent by Andersen for all shipments to that distributor location. In the case of a distributor organization with multiple locations, if Andersen cannot determine the location which made the sale, the discount reduction will be applied to shipments to the distributor's location nearest to the customer to whom the sale was made.

     b. The amount of the discount reduction will be one and one-half per cent (1-1/2%), i.e. based on Andersen's current discounts the discount on carload - vanload shipments will be 50% rather than 51.5% and on L.C.L. shipments will be 40% rather than 41.5%.

     c. As to any sale or sales by a distributor location to which 2.a. - 2.b. above would otherwise apply, Andersen shall have the right, at its election, to make an additional charge to that distributor location in lieu of 2.a. - 2.b. above. The additional charge shall be 10% of the dollar amount (Andersen's price to distributor) of the sale or sales outside its primary market area by that distributor location to which 2.a. 2.b. would otherwise apply.

            The additional charge shall be invoiced by Andersen when Andersen determines the sale or sales have been made and shall be payable by the distributor in full thirty days after the date of invoice. The amount of sales by the distributor location outside its primary market area shall be determined by Andersen based on information Andersen deems sufficient.

     d. Amounts realized by Andersen from the discount reduction in 2.a. - 2.b. above or additional charge in 2.c. above will not be returned to the distributor and may be used by Andersen for any purposes determined by Andersen in its discretion. Such uses may include application by Andersen of the amounts against costs or unrecovered expenses related to sales by distributors outside their primary market areas or for advertising or other sales promotion activities supporting Andersen products.

     e. Upon request from a distributor, this part 2. may be inapplicable to sales made by the distributor outside its primary market area if Andersen determines that the circumstances of such sales justify inapplicability.

     f. Andersen emphasizes that, as set forth in the final paragraph of this Bulletin, it has the right to change, modify, or interpret this Bulletin, including part 2, from time to time in its discretion.

     Appendix B to  this Bulletin contains examples  of the application  of this part 2.


3. A list of those counties which effective July 1, 1994, Andersen considers to be your primary market area is attached to this Bulletin as Appendix A. Andersen has determined each distributor's primary market area on an equitable basis. Upon any distributor's request, Andersen will identify for any particular county or counties, the number and names of those distributors that have that county within their primary market areas.

4. A partial list of the activities with respect to which Andersen will participate for a distributor only within the distributor's primary market area is attached to this Bulletin as Appendix C. This list applies throughout the U.S. and the first part of it is effective at present. Effective January 1, 1994, purchases by a dealer from a distributor whose sales to the dealer are outside the distributor's primary market area at the time of the sale will not qualify for the Andersen/Distributor Cooperative Merchandising program for Andersen Dealers.

Implementation of this Distributor Bulletin is a matter solely between Andersen and each of its individual distributors. If you have questions concerning the Bulletin, please feel free to discuss them with the Andersen Regional Sales Manager. We suggest that each distributor refrain from discussing this Bulletin with any other Andersen distributor.

The Andersen Windows, Inc. Sales Policy remains in full force and effect, except to the extent expressly modified in this Distributor Bulletin. Andersen retains the right to change, modify, or interpret the policies set forth in this Bulletin, as well as the Sales Policy and other Andersen policies, from time to time in its discretion.


ANDERSEN WINDOWS, INC.



                                                           Revised April 6, 1994
                                                          Effective July 1, 1994

                                   Appendix A
                            to Andersen Windows, Inc.
                         Distributor Bulletin No. SM-793


In accordance with paragraph 3 of Andersen Distributor Bulletin No. SM-793, the primary market area of the following distributor authorized warehouse location:

     MORGAN DISTRIBUTION
     12100 HEATH STREET
     BIRCH RUN, MI 48415


is comprised of these counties:

     MICHIGAN
Alcona         Crawford      Isabella       Oscoda
Alpena         Eaton         Lapeer         Otsego
Antrim         Emmet         Luce           Presque Isle
Arenac         Genesee       Mackinac       Roscommon
Bay            Gladwin       Macomb         Saginaw
Charlevoix     Gratiot       Midland        St Clair
Cheboygan      Huron         Montcalm       Sanilac
Chippewa       Ingham        Montmorency    Shiawassee
Clare          Ionia         Oakland        Tuscola
Clinton        Iosco         Ogemaw


Nothing in this Appendix or the accompanying Andersen Distributor Bulletin No. SM-793, or in the Andersen Windows, Inc. Sales Policy or any other Andersen policies or agreements, shall be interpreted to in any way indicate or otherwise suggest that the distributor has an exclusive right to make sales to customers in the counties listed above.

Andersen retains the right to provide for supplemental or alternative distribution by Andersen or others in any or all of the counties listed above from time to time in its sole discretion. Andersen retains the right to change or modify the designation of counties in the above distributor's (or any other distributor's) primary market area from time to time in its discretion by adding counties, removing counties, or in any other manner.



                                   Appendix B
                            to Andersen Windows, Inc.
                         Distributor Bulletin No. SM-793

                Examples of Part 2 of Distributor Bulletin SM-793



     (1) On August 1, 1994 Andersen determines that Distributor Location A made a sale outside its primary market area on July 15, 1994. For 90 days beginning August 1, 1994 each invoice sent by Andersen for shipments to that location will have a 1-1/2% discount reduction. For example, if the total amount for Andersen products on an invoice based on the Andersen Price Schedule is $100,000, Distributor Location A will be invoiced $50,000 ($100,000 x .5) rather than
            $48,500 ($100,000 x .485), assuming vanload shipments. This discount reduction will apply to all invoices sent by Andersen for shipments to that location from August 1, 1994 through October 29, 1994.

     (2) The discount reduction will cease for invoices sent on and after October 30, 1994 unless Andersen has determined that Distributor Location A has made another sale outside its primary market area. For example, if on October 15, 1994 Andersen determines that on August 15, 1994 Distributor Location A made another sale outside its primary market area, the discount reduction will apply to all invoices sent by Andersen for shipments to that location through January 12, 1995.

     (3) The discount reduction will not apply to invoices sent by Andersen for direct shipments from Bayport to the business locations of customers of Distributor Location A. It only applies to shipments by Andersen to Distributor Location A's warehouse.

Andersen retains the right to change, modify or interpret part 2 of Distributor Bulletin SM-793 and the above examples from time to time in its discretion.

                                   Appendix C
                            to Andersen Windows, Inc.
                         Distributor Bulletin No. SM-793

                        Andersen Activities Limited to a
                        Distributor's Primary Market Area

1.   Effective at present:

     a. Andersen will forward sales leads to a distributor only for those counties within that distributor's primary market area. Andersen will forward sales leads to dealers in accordance with Andersen's then current policy.

     b. With respect to customer calls on dealers and contractors, the Andersen representative will travel with a distributor only within the distributor's primary market area.

     c. With respect to meetings and workshops held for the benefit of a distributor, Andersen and Andersen representatives will participate with a distributor in only those meetings and workshops held in the distributor's primary market area.

     d. With respect to meetings held for the benefit of dealers, Andersen and Andersen representatives will participate with any dealer, and will participate with those distributors in whose primary market areas the dealer is located.

     e. Andersen will participate in the Cooperative Print Advertising Program for Distributors only for those advertisements printed in publications circulated within a distributor's primary market area.

     f. The Andersen Window of Knowledge [TM] System, the Andersen Window Center [R] Program, group visits to Bayport, and the dealer built-in display co-op program can be made available by a distributor only to dealers located in the distributor's primary market area.

2.   Effective January 1, 1994:

     a. Purchases by a dealer from a distributor whose sales to the dealer are outside the distributor's primary market area at the time of the sale will not qualify for the Andersen/Distributor Cooperative Merchandising program for Andersen Dealers.

         For example, assume in each of 1993 and 1994 90% of Dealer X's purchases of Andersen products are from a distributor selling within its primary market area at the time of the sale and 10% of Dealer X's purchases are from another distributor selling outside its primary market area. 100% of Dealer X's purchases in 1993 qualify for its co-op budget for use in 1994 and 90% of its purchases in 1994 qualify for its co-op budget for use in 1995.